Exhibit 10.32

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No.1 (the "Amendment") dated November 17, 2014, to that certain Employment Agreement (the "Agreement"), dated October 18, 2012, between The Grilled Cheese Truck, Inc. (the “Company”) and David Danhi (“Danhi”).

By mutual agreement of the parties, the Company and Danhi hereby agree to amend the Agreement, effective on the date hereof, as follows:

1.           Section 2, Definitions, “For Cause”, part a) is hereby amended and replaced with the following:

““For Cause” shall mean, in the context of a basis for termination of Danhi’s employment with the Company, that:

a)	Danhi breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breach of Section 1(c) of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or”

2.           The Agreement is hereby amended to include new Section 3(i) and (j) as follows:

“(i) Bonus. During the Term of this Agreement, in the event that Danhi and the Company enter into product development services, advertising services or other additional services (the “Third Party Services”) with any third party whereby (i) the Company acts as a supplier or finder for such third party services, and (ii) the Company receives compensation as a result of the Third Party Services provided by Danhi, then the Company shall pay to Danhi a bonus [in cash or shares of common stock] equal to 100% of the fees received by the Company from such third parties in connection with the Third Party Services (the “Bonus”), provided however, such Bonus shall be capped at $25,000. The Company shall make any Bonus payments to Danhi within 14 days of receipt of such payment by the Company from any third parties in connection with the Third Party Services.

(j) Completion of Financing. In the event the Company completes a private placement financing to which the Company raises an aggregate minimum of $ 5,000,000 in net proceeds, then Dahni shall receive a cash payment of $160,000.”

3.           No Other Amendments; Governing Law; Counterparts. Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York. This Amendment may be executed in one or more counterparts. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the sate first set forth above.

THE COMPANY:

The Grilled Cheese Truck, Inc.

By:	/s/ Peter Goldstein
Name: Peter Goldstein
Title: President

EMPLOYEE:

/s/ David Danhi
David Danhi